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                                                               Exhibit 99.(d)(3)

                         PRUDENTIAL SERIES FUND, INC.

                             SUBADVISORY AGREEMENT

     Agreement made as of this 1st day of February, 2001 between Prudential Investments Fund Management LLC (PIFM or the Manager), Jennison Associates LLC (the Subadviser or Jennison), and The Prudential Series Fund, Inc.

     WHEREAS, the Manager has entered into a Management Agreement, dated September 7/th/, 2000 (the Management Agreement), with The Prudential Series Fund, Inc. (the Fund), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM acts as Manager of the Fund; and

     WHEREAS, PIFM desires to retain the Subadviser to provide investment advisory services to certain series of the Fund specified below (the Series, or Portfolios), and the Subadviser is willing to render such investment advisory services; and

     WHEREAS, this Agreement between PIFM and the Subadviser is intended to supersede (i) the agreement, dated May 1, 1999, among the Fund, The Prudential Insurance Company of America (Prudential), and the Subadviser concerning the Fund's 20/20 Focus and Diversified Conservative Growth Portfolios and (ii) the agreement, dated April 27, 1995, among the Fund, Prudential, and the Subadviser concerning the Prudential Jennison Portfolio, and (iii) the Agreements, dated August 11, 2000 among Prudential Investments Fund Management LLC, Jennison Associates LLC, and the Prudential Series Fund, Inc.; and

     NOW, THEREFORE, the Parties agree as follows:

          1. (a) Subject to the supervision of the Manager and the Board of Directors of the Fund, the Subadviser shall manage the investment operations of the Series of the Fund and the composition of the Series' portfolio, including the purchase, retention and disposition thereof, in accordance with the Series' investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

               (i) The Subadviser shall provide supervision of the Series' investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of the assets will be invested or held uninvested as cash.

               (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Board of Directors of the Fund, and, for multi-manager portfolios, cooperate with the Manager's (or its designee's) personnel responsible for ensuring
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          compliance with the requirements of the 1940 Act, the Internal Revenue
          Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

               (iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by each Series, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Directors may direct from time to time. In providing the Series with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Series' investment transaction business. It is also understood that it is desirable for the Series that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Series than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Series with such brokers or futures commission merchants, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

               On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.
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               (iv) The Subadviser shall maintain all books and records with respect to the Series' portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Fund's Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

               (v) The Subadviser shall provide the Series' Custodian on each business day with information relating to all transactions concerning the Series' assets, and shall provide the Manager with such information upon request of the Manager.

               (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, Subadviser and Manager understand and agree that Manager manages the Fund in a "manager-of-managers" style, which contemplates that Manager will, among other things, (i) continually evaluate the performance of the subadviser to each Portfolio through quantitative and qualitative analysis and consultations with such subadviser (ii) periodically make recommendations to the Fund's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated and (iii) periodically report to the Fund's Board regarding the results of its evaluation and monitoring functions. Subadviser recognizes that its services may be terminated or modified pursuant to this process. Manager is authorized to retain more than one subadvisor for any Portfolio, and for any Portfolio with more than one subadviser, the Manager is authorized to allocate the Portfolio's assets among the subadvisors.

     (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

     (c) The Subadviser shall keep the Series' books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Series required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Series are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2
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of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     2. The Manager shall continue to have responsibility for all services to be provided to the Series pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement.

     3. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

     4. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, an annual fee (payable quarterly) equal to the following percentages of each listed series' average daily net assets under the management of the Subadviser:

Diversified Conservative Growth Portfolio.

     .30 of 1% on the first $300 million of average daily net assets under the Subadviser's management, and 0.25 of 1% with respect to the average daily net assets under the Subadviser's management in excess of $300 million.

Growth Equity Sleeve of the 20/20 Focus Portfolio

     .30 of 1% on the first $300 million of average daily net assets under the Subadviser's management, and 0.25 of 1% with respect to the average daily net assets under the Subadviser's management in excess of $300 million.

Prudential Jennison Portfolio

0.75% on the first $10,000,000 of the Portfolio's average daily net assets; and 0.50% on the next $30,000,000 of the Portfolio's average daily net assets; and 0.35% on the next $25,000,000 of the Portfolio's average daily net assets; and 0.25% on the next $335,000,000 of the Portfolio's average daily net assets; and 0.22% on the next $600,000,000 of the Portfolio's average daily net assets; and 0.20% on the balance of the Portfolio's average daily net assets.

SP Jennison International Growth Portfolio.

     0.60 of 1% of average daily net assets up to and including $300 million,
0.50 of 1% of average daily net assets in excess of $300 million and up to and including $1.5 billion, and 0.45 of 1% of the average daily net assets over $1.5 billion.

SP Prudential U.S. Emerging Growth Portfolio.
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     0.30 of 1% of the Portfolio's average daily net assets.
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SP Strategic Partners Focused Growth Portfolio.

     .30 of 1% on the first $300 million of average daily net assets under the Subadviser's management, and 0.25 of 1% with respect to the average daily net assets under the Subadviser's management in excess of $300 million.

     For the following Fund Portfolios, PIFM will pay Jennison, with respect to the assets that Jennison manages, the following annualized fees:

                           Equity Portfolio (0.225%)
                       Prudential Value Portfolio (0.20%)
                           Global Portfolio (0.375%)
                      Natural Resources Portfolio (0.225%)
                 Value Sleeve of 20/20 Focus Portfolio (0.375%)
       Value Sleeve of Diversified Conservative Growth Portfolio (0.375%)

     Jennison will not commence its services under this Agreement with respect to a given Portfolio until shareholders of that Portfolio have approved this Agreement.

     5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.
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     8.   This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     9.   This Agreement shall be governed by the laws of the State of New
Jersey.

     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                    PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC


                    By:  /s/ Robert F. Gunia
                         -------------------

                             Robert F. Gunia

                             Executive Vice President


                    JENNISON ASSOCIATES LLC


                    By:  /s/ Karen E. Kohler
                         -------------------

                             Karen E. Kohler

                             Senior Vice President


                    THE PRUDENTIAL SERIES FUND, INC.


                    By:  /s/  David R. Odenath, Jr.
                         -------------------------

                              David R. Odenath, Jr.

                              President